                                                                    EXHIBIT 4.11

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE
24B-2 OF THE SECURITIES
EXCHANGE ACT OF 1934

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CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.
THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
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                         WINCOR NIXDORF PTE LIMITED (1)

                                     - and -

                                  DIONE PLC (2)

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                        MANUFACTURE AND SUPPLY AGREEMENT

                                                            Version date: Mar 04
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                                TABLE OF CONTENTS
                                -----------------

THIS AGREEMENT is made                                                6 Mar 2002

BETWEEN:

(1)      WINCOR NIXDORF PTE LIMITED of No. 2 Kallang Sector Singapore 349277
         ("Wincor");

(2)      DIONE PLC of Concept House, Stirling Road, High Wycombe,
         Buckinghamshire HP12 3QD, United Kingdom ("Dione").

INTRODUCTION

Dione has requested Wincor and Wincor has agreed to manufacture and supply certain products to Dione upon the terms and conditions contained herein.

IT IS AGREED as follows:

1.       INTERPRETATION

1.1. In this Agreement:

         Delivery Date            means the agreed delivery date for a
                                  consignment of the Product as set out in the
                                  Purchase Order;

         Delivery Schedule        means the agreed schedule for the delivery of
                                  the Products to Dione by Wincor as set out in
                                  the Product Schedule;

         Prices                   means the agreed prices for the supply of the
                                  Product as set out in the Product Schedule;

         Product                  means the products to be manufactured and
                                  supplied by Wincor to Dione as more
                                  particularly described in the Product
                                  Schedule;

         Product Schedule         means the schedule setting out the
                                  Specification, the materials and the Price for
                                  each Product item and the Delivery Schedule;

         Purchase Order           means purchase order, in the form set out in
                                  Schedule 1, by which Dione orders from Wincor
                                  the Product;

         SLA                      means the service level agreement set out in
                                  schedule 2, as may be amended from time to
                                  time by agreement in writing between the
                                  parties;

         Specification            means the specification supplied by Dione in
                                  relation to each Product which is set out in
                                  the Product Schedule;

         Tooling                  Means tooling or any replacement tooling
                                  supplied by Dione for Wincor to use for the
                                  manufacture of the Product pursuant to clause
                                  11.

1.2.     Any of the foregoing definitions applies, as the context may require, to the singular or the plural form of the term used.

                                                                               2

1.3.     In this Agreement:

         1.3.1.  clause headings are inserted for ease of reference only and do not affect construction;

         1.3.2.  references to "writing" or cognate expressions includes a reference to email, fax or comparable means of communication;

         1.3.3.  words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as
                 importing bodies corporate, corporations, unincorporated
                 associations and partnerships and vice-versa, words importing the singular shall be treated as importing the plural and
                 vice-versa, and words importing whole shall be treated as
                 including a reference to any part thereof;

         1.3.4.  references to clauses and Schedules are to the clauses of and
                 Schedules to this Agreement.

2.       TERM

2.1.     This Agreement shall commence on the date of this Agreement (initially
         6th March 2002) and subject to the following provisions of this
         Agreement shall continue for an initial period of one (1) year, continuing automatically, subject to an annual review and update after the initial period for successive one (1) year periods (commencing at the start of each calendar year) unless or until terminated by either party giving to the other not less than three (3) months' written notice expiring on the last day of the initial period or any subsequent one year period.

3.       MANUFACTURE AND SUPPLY OF PRODUCT

3.1.     Dione shall purchase from Wincor and Wincor shall manufacture and sell to Dione the Product upon and subject to the terms of this Agreement.

3.2.     Wincor shall manufacture the Products for Dione in accordance with the
         Specification and the SLA.

3.3.     Wincor shall not manufacture and supply the Products to a third party without the prior written consent of Dione.

3.4.     Wincor shall have and continue to enhance a Business Continuity Plan, to ensure the on going ability to meet its contracted commitments, herein, to Dione.

4.       FORECASTS AND ORDERS

4.1.     Dione may, from time to time, place Purchase Orders with Wincor for the manufacture and supply of the Products.

4.2.     Dione will provide Wincor with forecast information on a monthly basis by the first day of each month identifying Dione's month by month forecast for the supply of Products for the following Six (6) months.
         The forecast will be followed up with purchase orders for the first three(3) months and the next three(3) months will be a rolling forecast. Dione will use reasonable care in preparing the forecasts but the parties acknowledge that the forecasts are estimates and are, due to the nature of Dione's business, subject to change, subject to clause
         4.11.

4.3.     Where Wincor and Dione do not have an agreed Product Schedule for a
         Product type in place, the parties shall prepare such Product Schedule.

                                                                               3

4.4.     Where Wincor and Dione have an agreed Product Schedule in place for a
         Product type, Dione shall place its orders for that Product type by issuing a Purchase Order which will reference the agreed Product
         Schedule.

4.5.     Purchase Orders placed by Dione shall be placed by telephone or in writing with Wincor's Sales Department. If the order is placed by telephone, then Dione shall send written confirmation within one working day. Wincor will confirm order within 2 weeks by written confirmation to Dione on delivery dates.

4.6.     Each week, Wincor shall furnish to Dione a schedule document showing
         Wincor's then current Product delivery commitments.

4.7.     Wincor and Dione shall comply with the procedure for delivery and acknowledgement of delivery of Product, as set out in the Delivery
         Schedule.

4.8.     Dione will not routinely monitor Wincor's progressing of Product orders. It is Wincor's responsibility to maintain and control resources, both internal and external, to meet Dione's agreed delivery needs and to inform Dione at the earliest possible opportunity of any likely failure to meet the Delivery Date.

4.9.     Dione may monitor Wincor's delivery performance and make performance data available to Wincor for review on a monthly basis.

4.10.    Both parties recognise the need to continuously improve response times for all aspects of the ordering cycle and shall agree targets for improvements annually or more frequently as the parties may agree.

4.11.    Subject to clause 5.1, the parties acknowledge that the volume for the supply of the Products is, due to the nature of Dione's business, subject to change and that Dione may vary such volume provided that any variation is in accordance with the following change rule:

         4.11.1.    where Dione gives to Wincor:

                    4.11.1.1.    less than 6 weeks notice counting backwards
                                 from the Delivery Date, Dione shall not change
                                 such volume;

                    4.11.1.2.    not less than 6 - 9 weeks notice counting
                                 backwards from the Delivery Date, Dione may
                                 vary such volume by plus or minus 25 per cent,
                                 subject to material availability.;

                    4.11.1.3.    more than 9 weeks notice counting backwards
                                 from the Delivery Date, Dione may vary such
                                 volume by any amount, subject to material
                                 availability;

4.12.    Where Dione exercises its right to vary the volume pursuant clause
         4.11, Dione shall issue a revised Purchase Order, subject to the following:

         4.12.1  The increased volume will be allowed to be rescheduled subject to material availability.

         4.12.2  If the quantity is reduced, the balanced quantity will be allowed to be rescheduled to a date not later than [***]
                 months from the original date of

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***  Confidential

                                                                               4

                 delivery. Thereafter Wincor has the right to demand for
                 delivery and payment of the said quantity plus [***]% charges.

         4.12.3  In the event of a cancelled quantity, Dione will pay Wincor for any charges for material cancellation. Wincor will take all reasonable measures to cancel or sell materials committed so as to reduce the exposure of such cancellation to Dione.

5.       LEAD TIMES

5.1.     Wincor shall advise Dione of lead times for material for the Product type in excess of six (6) weeks or other period mutually agreed and shall seek approval from Dione to procure such long lead time material in order to meet the Purchase Order and shall proceed with the procurement upon receipt of an approval from Dione. Any material which is procured according to the Purchase Order and the approval of long lead time items, but subsequently not used due to the fault of Dione will be the responsibility and for the account of Dione. However,
         Wincor will apply its best effort to use any excess parts in other
         Wincor or Dione products. Any excess material that is not consumed in
         Wincor or Dione products within six (6) months from the original date of long lead approval, Wincor will charge and bill Dione for the cost of the material, such bill(s) to be paid within forty five (45) days.
         Wincor will use its reasonable efforts to maintain its inventory so as to be able to meet the forecast and in a manner so as to minimize
         Dione's exposure for potentially unused material.

6.       DELIVERY

6.1.     Wincor shall deliver the Products to Dione by no later than the
         Delivery Date and in accordance with the Delivery Schedule.

6.2.     If Wincor delivers the Product 2 weeks after the Delivery Date due solely to the fault of Wincor, Wincor shall pay to Dione an amount equal to [***] percent of the value of the Product outstanding for each complete week of delay. Any liability should be limited to the maximum of [***]% of the value of delayed products.

7.       SHORT DELIVERIES

7.1.     Without prejudice to any other right or remedy available to Dione, if
         Wincor delivers less of the Products than the quantity specified in the order, it shall make up such shortfall immediately upon being notified thereof by Dione. This Condition is without prejudice to any other right or remedy available to the Company in respect of short deliveries.

8.       ACCEPTANCE OF THE PRODUCT

8.1.     Dione may provide personnel to Wincor for the purposes of quality assurance and manufacturing inspection to ensure that the first mass production batch of the Products is in accordance with the
         Specification and the required standard.

8.2.     Dione shall carry out acceptance testing of some or all batches of
         Products in accordance with Dione's Reference Document DR-Q-1 (current issue no. 1) under which Dione has the following options:

         8.2.1.  accepting the batch; or

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***  Confidential

                                                                               5

         8.2.2.  accepting the batch with some modifications (on the Product or in the process as agreed in accordance with clause 13) subject to a reduction in the Price. Dione shall suggest a reduction by written notice to Wincor. If no reduction in the Price can be agreed within 14 days of Dione's notice, Dione may proceed under clause 8.3; or

         8.2.3.  rejecting the batch in which event, Wincor will be required to remedy the defects and to submit the remedied batch for
                 re-testing in accordance with clause 8.2 within 10 working days.

8.3.     If the remedied batch is rejected a second time after re-testing in accordance with clause 8.2, Dione has the option to terminate the
         Agreement in accordance with clause 21.2.

8.4.     The parties acknowledge that the acceptance or the rejection of the
         Product is dependent upon whether the Product ordered and the quality thereof conform strictly to the Specification and descriptions contained in this Agreement as applicable and is free from all material defects in workmanship.

9.       QUALITY AND DOCUMENTATION

9.1.     Wincor shall use all reasonable endeavours to develop process controls to enable the manufacture of Products free from workmanship defects, such that Goods Inwards inspection is not necessary.

9.2.     Wincor shall, to no lesser standard than is at the date of this
         Agreement observed by Dione, retain sufficient inspection records to prove compliance with the Specification. Wincor shall produce such records on request to support a certificate of compliance if required by Dione.

9.3.     Only certified raw material shall be used and certificates shall be retained so that they are available on request. The materials for the
         Products bought by Wincor must conform with the Specification and/or be approved by the Dione before they are bought or used by Wincor for the manufacture of the Product.

9.4.     Both parties acknowledge the need for continuous improvements with an eventual goal of zero defects and shall from time to time agree targets for improvement.

9.5.     Wincor shall be responsible for ensuring that all manufacturing drawings used are to the latest applicable revision as specified on the order.

10.      SUPPORT, INNOVATION AND PROCESS SIMPLIFICATION

10.1.    Both parties recognise that consultation, the free exchange of information and ideas and a willingness to question and challenge existing methods and designs are key to the process of continuous improvement and agree to pool their technical, commercial and management expertise for their joint benefit.

10.2.    In addition both parties agree to review all processes associated with the specification, ordering and delivery of Product and to develop a programme for simplifying this process and reducing the costs involved.

11.      TOOLING

11.1.    Dione shall provide Tooling to Wincor free of charge. Property in
         Tooling shall remain with Dione.

11.2.    Wincor shall store the Tooling at an agreed location.

                                                                               6

11.3.    Wincor shall take due care of Tooling whilst it is in Wincor's use or in Wincor's possession for storage or when Wincor is carrying out any maintenance work and shall indemnify Dione in respect of any damage or loss Dione suffers as a result of negligence in Wincor's use of, storage of or maintenance of (or failure to maintain) the Tooling. Such indemnity shall be limited to the cost of immediate replacement of the tooling.

11.4.    Dione shall ensure that Tooling provided by it to Wincor is of suitable quality, fit for its purpose, is safe (in the context of risk of damage to property, as well as risk of death or personal injury) when properly used and complies in all respects with all relevant statutes, regulations, byelaws and standards.

11.5.    Wincor shall not use Tooling provided to it by Dione other than for the purpose of the manufacture of Product for supply to Dione.

11.6.    Wincor shall not lease or sell Tooling to a third party.

11.7.    Wincor shall maintain the Tooling to a standard commensurate with best practice in the industry. Wincor shall not carry out any modifications or undertake any major maintenance work without the prior written agreement of Dione.

11.8.    For the purpose of clause 11.7, maintenance work shall be major if the cost of it exceeds USD500 in respect of any tool.

11.9.    Where Dione orders spares, the relevant tooling will be checked and any costs of maintenance of the tooling will be charged as part of the price of the spares.

11.10.   Dione shall be responsible for replacing Tooling where necessary when it reaches the end of its useful life. This shall be subject to normal commercial negotiation with Wincor.

11.11.   Where investment is made in Tooling or specialist technology is developed by the parties, Wincor shall not use such Tooling or specialist technology to manufacture and supply products to a third party without the prior written consent of Dione.

11.12.   Upon Dione's written request or upon any termination or expiration of this Agreement, Wincor shall deliver up Tooling to Dione.

12.      INTELLECTUAL PROPERTY RIGHTS

12.1.    If Wincor or any sub-contractor creates any intellectual property in enhancements, alterations, improvements and additions to the Products or Tooling, Wincor hereby assigns or (where a sub-contractor creates the intellectual property) shall procure the assignment to Dione with full title guarantee of all intellectual property in such enhancements, alterations, improvements or additions.

12.2.    The intellectual property rights in and to Tooling and the Products and any parts thereof shall vest in and belong to Dione or its licensors as appropriate. Other than the limited right to use such Tooling and
         Products for the purposes of this Agreement, Wincor acquires no rights in Tooling and in the Products. Dione will indemnify Wincor for any claims that Wincor may suffer or incur as a result, direct or indirect, of any claims that the Products infringe any patent, copyright, utility, model, design rights or any other intellectual property right of a third party.

                                                                               7

13.      CHANGES OR IMPROVEMENTS

13.1.    Subject to clause 4.11, either party may at any time propose changes to the Specification or the Purchase Order but such changes will only be effective when agreed by the parties in accordance with this clause 13.

13.2.    Where Dione proposes a change, the change will only be effective when agreed in writing by the parties. Where Wincor proposes a change,
         Wincor shall:

         13.2.1. submit proposal(s) for such change to the Dione for approval and evaluation;

         13.2.2. ensure that each change shall be the subject of a change order whose structure shall be submitted to Dione for approval;

         13.2.3. ensure that, where applicable, the Specification is updated to reflect the change order and that this shall be made available to Dione for approval.

13.3.    Where the parties agree the change order in accordance with clause
         13.2, the parties will agree to make any necessary changes to, inter alia, the Price, Delivery Date and Purchase Order.

14.      PRICING

14.1.    Wincor will supply Product to Dione at the Prices set out in Product
         Schedule.

14.2.    Wincor will operate a transparent pricing policy and will supply Dione with any relevant information Dione reasonably requires concerning such pricing policy.

14.3.    The Prices are fixed for Purchase Orders issued by Dione. The parties will hold monthly price review for a list of critical components to be compiled by both parties. New Purchase Orders reflecting New Prices will be issued by Dione for Subsequent New Orders once a new quotation is submitted reflecting the New Prices as a result of the Price Review.

14.4.    Prices are stipulated Ex Works

15.      INVOICING AND PAYMENT TERMS

15.1.    Wincor will invoice Dione on or following delivery of each consignment of Product.

15.2.    Invoices shall be submitted to Dione at its address shown above or such other address as Dione shall notify Wincor in writing.

15.3.    Dione shall pay to Wincor the amount due on any invoice within forty-five (45) days upon receipt of such invoice by Telegraphic
         Transfer ("T/T"). Should Dione fail to to make payment within Fifty
         (50) days on 3 occasions within any 1 (one) calendar year, Wincor reserves the right to exercise a change to the mode of payment from T/T to the issuance of an irrevocable and confirmed standby Letter of
         Credit by Dione and in favour of Wincor.

15.4.    Each invoice will note the following:

         15.4.1. purchase order number;

         15.4.2. item number and subject;

         15.4.3. exact delivered quantities and amount.

                                                                               8

16.      WARRANTY & PRICE ADJUSTMENT

16.1     Wincor hereby warrants and represents that:

 The standard margin model of [***]% previously agreed and applied to products shall now be adjusted downwards by [***]% to [***]% (this reduction by [***]% is for Dione to buy out the warranty from Wincor except that for a defect rate of equal to or greater than [***]% that is seen within the six (6) months from the date the Products are delivered from Wincor's factory, such cases shall be governed by Clauses 16.2, 16.5, 16.6);

16.2     Notwithstanding anything to the contrary herein contained, where a defect rate of equal to or greater than [***]% is seen within the six
         (6) month from the date the Products are delivered from Wincor's factory, such Products shall in pursuant to clause 16.6 be repaired or replaced at no additional cost to Dione.

16.3     Wincor warrants to Dione that it shall have the capacity to manufacture a minimum of 300 units of the Product and a maximum of 30,000 units of the Product per month. Purchase Orders for volumes in excess of this may be accepted by Wincor at its discretion. However Wincor will endeavour to meet Dione's request with the best way possible to Wincor.

16.4     For the avoidance of doubt, clauses 16.1 and 16.2 shall not be applicable to:

         (i)     any design defect due to the fault of Dione; and/or

         (ii)    any Product that has, as a result of actions by Dione, suffered accident, misuse, improper service; and/or

         (iii)   has been modified by Dione without Wincor's consent; and/ or

         (iv)    used by Dione for a purpose(s) for which the Product was
                 clearly not intended.

16.5     In the event of a defect rate of equal to or greater than [***]% is seen within the six (6) month from the date the Products are delivered from Wincor's factory, Dione will provide Wincor with all relevant information about the defective Products or part thereof to enable
         Wincor to investigate and verify the nature and the cause of the alleged breach of warranty on quality of Products.

16.6     Without prejudice to any other right or remedy available to Dione, in the event of any breach of any of the warranties in clauses 16.1 and
         16.2, Wincor shall remedy the breach as soon as practicable by, inter alia, repairing, refurbishing or replacing and returning the Product
         (including shipment free of charge) to Dione. In the event of any breach of any of the warranties in clauses 16.1 and 16.2 which Wincor fails to remedy, Dione may terminate this Agreement forthwith by notice in writing to Wincor in which event Dione shall not be liable to pay the Price in respect of the defective Products.

                 a.      Before returning defective Products to Wincor, Dione
                         will request a Return Material Authorization ("RMA")
                         number from Wincor.

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***  Confidential

                                                                               9

                 b.      The repair time required for defective Products covered
                         by this Agreement shall not exceed ten (10) working
                         days from the date the Products arrive at Wincor's
                         premises. Such repair time shall be determined as ended
                         when Wincor has shipped the Product in return to Dione.
                         Such repair time is applicable for quantities of
                         Products up to a maximum of forty (20) per cent. of the
                         last daily manufactured quantity. If the quantities of
                         Products exceed the amount stated aforesaid, the
                         parties shall agree an acceptable repair time and in
                         any event such repair time shall not exceed twenty (20)
                         working days.

                 c.      If a period longer than ten (10) working days is
                         required to repair the defective Products, Dione may
                         request replacement Products free of charge rather
                         requiring the defective Products to be repaired. The
                         serial/week code of the rejected Products will be given
                         to the replacement Products.

                 d.      A label with the repair operation details will be
                         attached onto the repaired Products.

                 e.      Wincor shall bear all the expenses (including
                         insurance) incurred through shipping the defective,
                         replacement or repaired Products between Dione and
                         Wincor. All shipment will be "SEA" shipments.

                 f.      Except for the warranties stated above, Wincor
                         disclaims any other warranties or conditions, whether
                         express or implied, in any manner whatsoever, whether
                         in law or in equity.

17.      TITLE

         17.1    Upon full payment by Dione of Wincor's invoice, title in the
                 Products (that are the subject of such invoice) shall pass to
                 Dione.

18.      INSURANCE

         18.1    Wincor shall insure, with a reputable insurance company, all its liabilities to Dione under this Agreement including
                 (without limitation) any loss or damage to Tooling and to
                 Products and shall, when required, produce to Dione a copy of such policy and other evidence to establish that such insurance is in force.

19.      CONFIDENTIALITY

         For the purpose of this Agreement, "Confidential Information"
         means all confidential information disclosed by the discloser to the recipient and shall include (but not be limited to) the business dealings and affairs and prospective business and affairs of the discloser, the technology underlying the
         concepts, products and services and prospective concepts,
         products and services, product, financial, marketing,
         manufacturing, organisational, technical and other data
         relating to the discloser, the finances, price lists and
         identity of customers, suppliers, agents, distributors and contractors of the discloser and shall comprise not only
         written information, but also information transferred orally, visually, electronically or by other means whether or not it is expressly stated to be confidential.

         19.1    The parties agree subject to clause 19.3 not to:

                                                                              10

                 19.1.1  disclose any Confidential Information received from the other party; or

                 19.1.2  make any use of any such Confidential Information
                         other than for the purposes of performance of this
                         Agreement.

         19.2    The parties shall not without the prior written consent of the other disclose all or any part of the Confidential Information except to their own employees, agents and sub-contractors who need to know the same for the purposes of this Agreement
                 provided that the parties undertake to ensure that such
                 employees, agents and sub-contractors are made aware prior to disclosure that the same is confidential and disclosed subject to a duty of confidence at least as onerous as that set out in this clause 19.

         19.3    The obligations set out in this clause 19 shall not apply to information that:

                 19.3.1  was already in the  possession  of either  party before the disclosure in connection with this Agreement;

                 19.3.2  is disclosed to either party by a third party who has no duty of confidentiality in respect of such
                         information; or

                 19.3.3  is or becomes generally available to the public
                         through no act or default on the part of either
                         party.

         19.4    The foregoing obligations as to confidentiality shall remain in full force and effect notwithstanding any termination of this
                 Agreement.

20.      INDEMNITY

         20.1    Wincor shall assume any and all liability and responsibility for injury or death of a person arising out of or resulting from any defect in workmanship or material of the Products or
                 Wincor's failure to manufacture the Products in accordance with the Specification and shall indemnify and hold harmless Dione against any damages, costs, claim, demand or liabilities which
                 Dione may suffer or incur as a result, direct or indirect, of any such defect or failure.

         20.2    Wincor agree to indemnify Dione in the case of any claims
                 arising from clause 20.1 to the maximum of USD 3 million.

21.      TERMINATION

         21.1    This Agreement may be terminated by either party forthwith on giving notice in writing to the other party if the other party:

                 21.1.1  commits any material breach of any term of this
                         Agreement and (in the case of a breach capable of being
                         remedied) has failed, within sixty (60) days after the
                         receipt of a request in writing from the non-breaching
                         party to remedy the breach (such request to contain a
                         warning of the non-breaching party's intention to
                         terminate); or

                 21.1.2  has a receiver or administrative receiver appointed over it or over any part of its undertaking or assets
                         or passes a resolution for

                                                                              11

                           winding up (otherwise than for the purpose of a bona
                           fide scheme of solvent amalgamation or
                           reconstruction) or a court of competent jurisdiction
                           makes an order to that effect or if the other party
                           becomes subject to an administration order or enters
                           into any voluntary arrangement with its creditors or
                           ceases or threatens to cease to carry on business.

         21.2    This Agreement may be terminated pursuant to clause 8.3 by
                 Dione forthwith on giving notice in writing to Wincor.

         21.3    Termination of this Agreement shall be without prejudice to the accrued rights of Dione or Wincor prior to the date of
                 termination.

         21.4    The terms of clauses 3.3 (Manufacture and supply of product),
                 11.11 and 11.12 (Tooling), 12 (Intellectual property rights),
                 19 (Confidentiality), 20 (Indemnity) and 22 (Consequences of
                 termination) shall survive the termination (howsoever arising)
                 of this Agreement.

22.      CONSEQUENCES OF TERMINATION

         22.1    Upon any termination or expiration of this Agreement

                 22.1.1  each party must, at its own option, either:

                           22.1.1.1  return to the other party Confidential
                                     Information (and any copies and extracts
                                     relating to it) disclosed or imparted by
                                     the other party, or

                           22.1.1.2  destroy or delete such Confidential
                                     Information and certify to the other party
                                     in writing that it has done the same.

                 22.1.2    Wincor shall, at its expense, return Tooling to
                           Dione.

                 22.1.3    Subject to 21.3, Wincor shall have no liability to
                           supply to Dione the Products and Dione shall have no
                           liability to pay to Wincor any charges save:

                           22.1.3.1  that Dione may purchase spare Products
                                     (which are not the subject of a Purchase
                                     Order) at the current Price or spare
                                     material at cost price from Wincor;

                           22.1.3.2  where Purchase Orders have been issued by
                                     Dione prior to termination of the Agreement
                                     in which event, Wincor shall manufacture
                                     and supply the Products and Dione shall
                                     purchase the Products upon and subject to
                                     the terms of this Agreement.

                           22.1.3.3  Dione shall procure from Wincor any
                                     residual materials (finished goods,
                                     semi-finished goods, components in stock
                                     and at vendors) purchased under Dione's
                                     Purchase Order at quoted prices. This will
                                     also include excess quantities as a result
                                     of MOQs, subject to the satisfactory
                                     quality inspection of the said materials.

                                                                              12

23.      SUBCONTRACTORS AND ASSIGNMENT

         23.1    Wincor shall not, without the prior written consent of Dione, sub-contract the whole or a substantial part of the Services.

         23.2    Where Wincor subcontracts all or any part of the Services
                 Wincor shall remain primarily liable to Dione to fulfil all of its obligations under this Agreement and every act or omission of the sub-contractors shall for the purposes of this Agreement be deemed to be the act or omission of Wincor.

         23.3    Wincor shall not assign, transfer or charge or purport to
                 assign, transfer or charge this Agreement or any of its rights, liabilities or obligations under this Agreement without the prior written consent of Dione.

24.      FORCE MAJEURE

         24.1    Neither party shall be liable to the other for any delay or non-performance of its obligations under this Agreement arising from any cause or causes beyond its reasonable control
                 including, without limitation, any of the following: act of
                 God, governmental act, war, act of terrorism, fire flood,
                 explosion, civil commotion or industrial dispute of a third party. Subject to the party so delaying promptly notifying the other party in writing of the reason for the delay and the likely duration of the delay, the performance of the delaying party's obligations, to the extent affected by the delay, shall be suspended during the period that the cause persists. Where such delay continues for a period exceeding 90 days, Dione shall be entitled to appoint a third party to carry out the
                 Services or may terminate this Agreement.

25.      NOTICES

         25.1    Any notice to be given under this Agreement may be delivered or be sent by courier with guaranteed delivery within forty eight
                 (48) hours addressed to the trading address for the time being of the party to be served or may be transmitted by fax to the fax number for the party to be served last known to the party giving the notice. Notice served by courier shall be deemed served on the second business day after the date the notice was sent by courier. Notice served by fax shall be deemed served on the next business day after the date of transmission. For this purpose, "business day" means any day other than a Saturday,
                 Sunday or a day which is a public holiday in the place both of despatch and of address of the notice. This clause shall not preclude the giving of notice by other methods of
                 communication.

26.      DISPUTE RESOLUTION

         26.1    The parties agree that if any controversy or claim arises in relation to this Agreement, representatives of each party shall negotiate

                                                                              13

                 promptly and in good faith in an attempt to resolve the
                 matter between themselves.

         26.2    If the parties are unable to resolve any controversy or claim pursuant to clause 26.1 the matter shall be referred to
                 mediation in accordance with the procedures laid down from time to time by the Centre for Dispute Resolution ("CEDR") within thirty (30) days of one party giving notice to the other that, in its reasonable opinion, no agreement will be reached by them. Any mediation shall be held in Paris and the language of the mediation will be English. Any party producing documents or participating in the mediation in any other language will
                 provide the necessary translations and interpretation
                 facilities.

         26.3    If having followed the processes set out in clauses 26.1 and
                 26.2, the parties have failed to resolve their controversy or settle their claim, then the matter shall be determined by the
                 High Court of Justice of England and Wales or by the High Court
                 of Singapore to the jurisdiction of which Courts the Parties hereby submit. The parties may agree which of these Courts shall determine the matter and in default, of such agreement, the party who initiates proceedings may decide which High Court shall determine the matter.

27.      GENERAL

         27.1    Third Party Rights: Except as expressly provided in this
                 Agreement, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of
                 Third Parties) Act 1999.

         27.2    Precedence: In the event of a conflict between the Product
                 Schedule and the SLA and the Agreement, the Product Schedule
                 shall prevail. In the event of a conflict between the SLA and the Agreement, the SLA shall prevail.

         27.3    Waiver of remedies: A waiver (whether express or implied) by one of the parties of any of the provisions of this Agreement or of any breach of or default by the other party in performing any of those provisions shall not constitute a continuing
                 waiver and that waiver shall not prevent the waiving party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or
                 default by the other party under any of the provisions of this
                 Agreement.

         27.4    Entire agreement: This Agreement supersedes all prior
                 agreements, arrangements and understandings between the parties and constitutes the entire agreement between the parties
                 relating to the subject matter thereof. Each party acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty or other assurance except those set out in this Agreement.

         27.5    Modifications: No amendment, waiver or variation of this
                 Agreement shall be binding upon the parties unless expressly stated to amend the terms hereof and signed by a duly
                 authorised representative of each of the parties.

                                                                              14

         27.6    Severability: The invalidity, illegality or unenforceability of any of the provisions of this Agreement shall not affect the validity, legality and enforceability of the remaining
                 provisions of this Agreement.

         27.7    Law: This Agreement shall be governed by and construed in
                 accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

                                                                              15

SCHEDULE 1 - FORM OF PURCHASE ORDER

TO:  WINCOR NIXDORF PTE LTD.
2 KALLANG SECTOR
SINGAPORE

349277
(65) 747 3828     FAX: (65) 674 02779

--------------------------------------------------------- ------------------------------------------------------
DESPATCH TO:                                              INVOICE TO:
--------------------------------------------------------- ------------------------------------------------------

Dione Ltd.                                                Dione Ltd.
Dione House                                               Dione House
Oxford Road                                               Oxford Road
Stokenchurch                                              Stokenchurch
Bucks HP14 3SX                                            Bucks HP14 3SX

Tel: 0845 0761100                                         Tel: 0845 0761100
Fax: 0845 0761150                                         Fax: 0845 0761150
--------------------------------------------------------- ------------------------------------------------------

     TERMS           CARRIER          F.O.B.       REQUISITION      ACCOUNT          BUYER         ORDER DATE

LINE      PART NUMBER                             REVISION   REQUIRED     QUANTITY   UNIT     UOM      EXTENDED
-----     -----------                             --------   ---------    ---------  -----    ---      --------
ITEM                                                         DATE         ORDERED    COST              COST
----                                                         ----         -------    ----              ----

001       NSTK                                               03/05/04     2
          Non Stock Item (No Dione Part #)

          Vendor/OEM Part#: Xplorer

          Job Number:  DEV011

          Line Item Notes:
002       NSTK                                               03/05/04     1
          Non Stock Item (No Dione Part #)

          Vendor/OEM Part #: Xplorer Base/Comms Module
          Config fixture

          Job Number:

          Line Item Notes:
                                                             Total Exc. VAT:
          Requested by: 0078                                 Total VAT:
                                                             Purchase Order Total:

** WHEN APPLICABLE, ALL GOODS RECEIVED MUST HAVE A CERTIFICATE OF CONFORMITY

PLEASE ENSURE THAT YOU HAVE THE LATEST DOCUMENTATION AS DETAILED BY THE PART NO.
AND ISSUE NO. STATED ABOVE.
---------------------------------------------------------------------
AUTHORISED BY:

---------------------------------------------------------------------

                                                                              16

                                SCHEDULE 2 - SLA

1.       COMMERCIAL

1.1.     Orders issued by Dione must be acknowledged within 48 hours of receipt and confirmed within 10 working days, with best endeavours to achieve this in 5 working days. The confirmation should include confirmation of
         Delivery Date.

1.2.     Dione must be notified in writing immediately, if for any reason the confirmed Delivery Date is likely to change. The notification should be validated to allow Dione's assessment of Wincor's original commitment.

1.3.     The Prices are fixed for Purchase Orders issued by Dione. The parties will hold monthly price review for a list of critical components to be compiled by both parties. New Purchase Orders reflecting New Prices will be issued by Dione for Subsequent New Orders once a new quotation is submitted reflecting the New Prices as a result of the Price Review

1.4.     If Dione wish to return goods for repair, they must obtain an RMA number and indicate the quantity and failure details. On receipt of the
         RMA number, Dione will then return the defective Products ensuring that such defective Products is clearly identified with the RMA number visible on the delivery paperwork and packaging. Where applicable,
         Wincor will issue a credit note when such defective Products are shipped back to them and a debit note once the defective Products have been replaced or repaired and returned to Dione or a destination that
         Dione specifies.

1.5.     Wincor should target to provide quotations for new products as soon as is practical but not more than 15 days from receipt of Dione's customers order details. In many instances faster quote responses may be needed for which achievable target dates will be agreed by both parties.

1.6.     Dione will provide a six months rolling forecast at the beginning of every month, which includes the current order commitment. It is understood that forecast information is provided for planning purposes only and does not represent a formal request to purchase. Any purchasing activity conducted over and above the fixed order book will be entirely at Wincor's risk.

1.7.     Wincor agree and accept to operate within a totally open book pricing policy.

1.8.     Given reasonable notice, Dione representatives will be permitted to visit Sub-Contractors premises and if required be given Customer Escort
         Privileges.

2.       QUALITY

2.1.     Wincor must maintain its ISO9000:2000 and ISO 14001 certificates and must maintain its Six Sigma statistical analysis based Quality System and notify Dione in writing of any loss in status.

2.2.     All Products shipped must be covered by a Certificate of Conformity, which should be sent directly to Dione's QA Department.

2.3.     Wincor's workmanship shall comply with current IPC-A-610 or other standard formally agreed by Dione's QA dept.

2.4.     All Products must be appropriately identified and documentation must reference Dione Part numbers and issue numbers.

                                                                              17

2.5.     Products will be subject to Sample Auditing in accordance with Dione procedures, and the levels defined in Dione Reference Document DR-Q-1, which in essence requires Products to be supplied with Zero defects.

2.6.     Wincor will notify Dione QA dept immediately of any possible non-conformity in Products identified and corrective/preventative actions.

2.7.     All Products supplied under concession must be supplied with a copy of the appropriate Dione Concession Note.

2.8.     Where non-conformities or possible non-conformities are highlighted by
         Dione, Wincor shall provide Dione with adequate trace ability and suitable statements on corrective and preventative actions taken.

2.9.     Wincor shall, on written request, supply to Dione any documentation relevant to the Quality of the Products.

2.10.    Dione may, upon reasonable notice to Wincor, visit Wincor's manufacturing facility to audit Wincor's manufacturing processes and/or the Products prior to dispatch.

2.11.    Wincor manufactured Products will be identified accordingly:

         0       Week/date code of manufacture or Terminal Identification Number
                 (TID)

         0       Product part number and Issue Level (in accordance with Dione's part numbering convention)

2.12.    Information must be visible and to a convention that can be clearly understood and identified by Dione on receipt of Products.

3.       SUSPENSION OF APPROVED STATUS

3.1.     Levels of non-conformities deemed unacceptable by Dione QA dept may result in summary Suspension of Approved Vendor Status. If this happens, Wincor will not be entitled to receive any work or orders from
         Dione. If this occurs Wincor will be informed in writing at QA
         Executive level. Dependent on the performance following such a
         Suspension, Wincor Nixdorf Manufacturing may either be provisionally re instated on a trial basis or permanently removed form the Dione QA
         Approved Vendor List.

4.       REPORTING

4.1.     Wincor will provide Dione with a monthly status report (week 1) which will include the following information:

         0       Summary Statement

         0       Sales Order Book

         0       Statement of Account

         0       Excess/Obsolete material status including any as a result of
                 MOQ

         0       Consigned material status (if applicable)

         0       Delivery performance graphs (to the agreed format) for previous months' output. Reports required are:

                                                                              18

         o       Output performance

4.2.     Wincor will submit a weekly delivery report to Dione outlining the order book status and any materials/capacity issues. This report will include Delivery Dates for all Products including all items under RMA.

4.3.     Wincor shall, on a monthly basis, provide to Dione a full Quality
         Report on the Products produced in the previous month (or when specifically requested by Dione in writing), detailing:-

         0       Yield rates & Failure Analysis at all critical stages (to be agreed) of production.

         0       Corrective and Preventive Actions.

         0       Information to Dione that may form the basis for Dione to
                 instigate a Preventive action (Possible product or process improvements).

         0       Site PI performance (%)

         0       From time to time other reports as requested by Dione.

4.4.     Monthly business review meetings will be encouraged.

5.       Measurement

5.1.     Dione (Product Delivery Department) will measure and report on a monthly basis against a minimum of the following criteria:-

         0       Any non-conformities including the results of Incoming Product
                 Sample Audits.

                                                                              19

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first set out above.

============================================ ======================================= =====================================
For and on behalf of                         For and on behalf of                    For and on behalf of

WINCOR NIXDORF PTE LTD                       WINCOR NIXDORF PTE LTD                  DIONE PLC
============================================ ======================================= =====================================
Signed: /s/ Christina Tan                    Signed:  /s/ Lim Khoon Hong             Signed: /s/  Richard Goodlad
============================================ ======================================= =====================================
Name: Ms Christina Tan                       Name:  Mr. Lim Khoon Hong               Name:  Mr. Richard Goodlad
============================================ ======================================= =====================================
Position:                                    Position:                               Position:

Director-Business Administration             Managing Director                       Chief Financial Officer
============================================ ======================================= =====================================
Date:  4/7/2004                              Date:  4/7/2004                         Date: 3/30/2004
============================================ ======================================= =====================================

                                                                              20